Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report, dated March 14, 2007, on the financial statements and internal controls over financial reporting of Nanophase Technologies Corporation as of December 31, 2006. We hereby consent to the use of our report in the Registration Statements on Form S-8 (No. 333-53445 and No. 333-74170) and the Registration Statements on Form S-3 (No. 333-90326 and No. 333-140461) of Nanophase Technologies Corporation. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ McGladrey & Pullen LLP
Schaumburg, Illinois
March 14, 2007